Exhibit C

VOTING AGREEMENT

THIS VOTING AGREEMENT (the “Agreement”) is made and entered into this 26th day of February, 2003, by and among DLJ Capital Corporation, Sprout Capital IX, L.P., Sprout Entrepreneurs’ Fund, L.P., Sprout IX Plan Investors, L.P., Venrock Associates, Venrock Associates III, L.P., Venrock Entrepreneurs Fund III, L.P., Oxford Bioscience Partners IV L.P. and mRNA Fund II, L.P. (each an Investor, and, collectively, the “Investors”).

WITNESSETH:

WHEREAS, the Investors have agreed to purchase shares of common stock of Ribozyme Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and warrants to purchase shares of the Company’s common stock pursuant to that certain Common Stock and Warrant Purchase Agreement (the “Purchase Agreement”), dated as of February 11, 2003, by and among the Company and the Investors; and

WHEREAS, the Investors wish to set forth certain rights and restrictions related to the voting of their respective shares of capital stock in the Company to ensure that each vote their shares of the Company’s voting stock in favor of certain designees to the Company’s Board of Directors and such other voting arrangements set forth herein;

NOW, THEREFORE, in consideration of these premises and the mutual covenants, terms and conditions contained herein, the Investors hereto agree as follows:

1.             Agreement to Vote.  Each Investor hereby agrees to hold all of the shares of the Company’s capital stock now owned or subsequently acquired by such Investor (hereinafter collectively referred to as the “Shares”) subject to, and to vote the Shares at a regular or special meeting of stockholders (or by written consent) in accordance with, the provisions of this Agreement.

2.             Election of Directors.

(a)           For so long as funds managed or advised by Sprout Group, including, but not limited to, DLJ Capital Corporation, Sprout Capital IX, L.P., Sprout Entrepreneurs’ Fund, L.P. and Sprout IX Plan Investors L.P. (collectively, “Sprout”), hold at least 20% of all the outstanding shares of common stock of the Company, the Investors shall each vote at any regular or special meeting of the stockholders (or by written consent) such number of voting securities of the Company then owned by them (or as to which they then have voting power) to elect two (2) persons designated by Sprout, one of whom must be reasonably acceptable to funds managed and advised by Venrock Associates, including, but not limited to Venrock Associates, Venrock Associates III, L.P., Venrock Entrepreneurs Fund III, L.P. (collectively “Venrock”), and funds managed and advised by Oxford Bioscience Partners IV, including, but not limited to, Oxford Bioscience Partners IV, L.P. and mRNA Fund II, L.P. (collectively “Oxford”) (each a “Sprout Designee”).  For so long as Sprout holds at least 10% of all the outstanding shares of common stock, the Investors shall each vote at any regular or special meeting of the stockholders (or by written consent) such number of voting securities of the Company then owned by them (or as to which they then have voting power) to elect one of the Sprout Designees to the board of directors of the Company in any election of directors.  For so long as any Sprout Designee remains a member of the board of directors and as permitted by applicable law, then the compensation committee and the nominating committee (or any committees that have substantially similar authorities) will include a Sprout Designee.

(b)           For so long as Oxford holds at least 10% of all the outstanding shares of common stock of the Company, the Investors shall each vote at any regular or special meeting of the stockholders (or by written consent) such number of voting securities of the Company then owned by them (or as to which they then have voting power) to elect one person designated by Oxford to the board of directors of the Company in any election of directors.  For so long as any Oxford Designee remains a member of the board of directors and as permitted by applicable law, then the compensation committee (except during periods in which the compensation committee contains a Venrock Designee (as defined below)) and the nominating committee (or any committees that have substantially similar authorities) will include an Oxford Designee.

(c)           For so long as Venrock holds at least 10% of all the outstanding shares of common stock of the Company, the Investors shall each vote at any regular or special meeting of the stockholders (or by written consent) such number of voting securities of the Company then owned by them (or as to which they then have voting power) to elect one person designated by Venrock to the board of directors of the Company in any election of directors.  For so long as any Venrock Designee remains a member of the board of directors and as permitted by applicable law, then the compensation committee (except during periods in which the compensation committee contains an Oxford Designee) and the nominating committee (or any committees that have substantially similar authorities) will include a Venrock Designee.

3.             Removal.  Any director of the Company may be removed from the board in the manner allowed by law and the Company’s Certificate of Incorporation and Bylaws, but with respect to a director designated pursuant to subsections 2(a), 2(b) and 2(c) above, only upon the vote or written consent of the stockholders and entities entitled to designate such director.  Any vacancy caused by the death, resignation or removal of a director designated pursuant to Section 2(a), 2(b) or 2(c) above shall be filled by the vote or written consent of the stockholders and entities entitled to designate such director.

4.             No Liability for Election of Recommended Directors.  Neither the Investors, nor any officer, director, stockholder, partner, employee or agent of such Investor, makes any representation or warranty as to the fitness or competence of the nominee of any Investor hereunder to serve on the Company’s Board of Directors by virtue of such Investor’s execution of this Agreement or by the act of such Investor in voting for such nominee pursuant to this Agreement.

5.             Specific Enforcement.  It is agreed and understood that monetary damages would not adequately compensate an injured Investor for the breach of this Agreement, that this Agreement shall be specifically enforceable, and that any breach or threatened breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order.  Further, each Investor waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

6.             Captions.  The captions, headings and arrangements used in this Agreement are for convenience only and do not in any way limit or amplify the terms and provisions hereof.

7.             Notices.  Any notice required or permitted by this Agreement shall be in writing and shall be sent prepaid registered or certified mail, return receipt requested, addressed to the other party at the address shown in the Purchase Agreement.

8.             Term.  This Agreement shall terminate and be of no further force or effect upon the written consent of (i) the holders of a majority of the then outstanding Shares held by Oxford, (ii) a majority of the then outstanding Shares held by Sprout, and (iii) a majority of the then outstanding Shares held by Venrock (such consent being the “Consent of the Investors”).

9.             Manner of Voting.  The voting of shares pursuant to this Agreement may be effected in person, by proxy, by written consent, or in any other manner permitted by applicable law.

10.           Amendments and Waivers.  Any term hereof may be amended and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the Consent of the Investors. Any amendment or waiver so effected shall be binding upon all the Investors hereto and their affiliates.

11.           Stock Splits, Stock Dividends, etc.  In the event of any issuance of shares of the Company’s voting securities hereafter to any of the Investors (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization, or the like), such shares shall become subject to this Agreement.

12.           Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

13.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of law principles thereof.

14.           Entire Agreement.  This Agreement is intended to be the sole agreement of the Investors as it relates to this subject matter and does hereby supersede all other agreements of the Investors relating to the subject matter hereof.

15.           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

16.           Delays or Omissions.  It is agreed that no delay or omission to exercise any right, power or remedy accruing to any Investor, upon any breach, default or noncompliance of another party under this Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring.  It is further agreed that any waiver, permit, consent or approval of any kind or character on any party’s part of any breach, default or noncompliance under the Agreement or any waiver on such party’s part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement, by law, or otherwise afforded to the parties, shall be cumulative and not alternative.

17.           Aggregation of Stock.  All shares held or acquired by affiliated entities or persons or persons or entities under common management or control shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

18.           Board Size.  The Investors shall vote or cause to be voted at a regular or special meeting of stockholders (or by written consent) all of their shares of capital stock to ensure that the size of the Company’s Board of Directors shall be set and remain at seven (7) directors.

19.           Changein Certificate of Incorporation or Bylaws.  The Investors will not vote for any amendment or change to the Company’s Certificate of Incorporation or Bylaws inconsistent with the terms of this Agreement.

20.           No Revocation; No Other Agreements.  The voting agreements contained herein are coupled with an interest and may not be revoked during the term of this Agreement.  None of the Investors is a party or is subject to or bound by any agreement or trust, whether with one or more other Investors or with any other person or entity, relating to the voting of the Company’s capital stock (except for this Agreement), or that would be inconsistent with any of their obligations set forth herein.

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 IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTORS:

DLJ CAPITAL CORPORATION

By:	/s/ Philippe O. Chambon
Name: Philippe O. Chambon
Title: Managing Director

SPROUT CAPITAL IX, L.P.
By: DLJ Capital Corporation
Its: Managing General Partner

By:	/s/ Philippe O. Chambon
Name: Philippe O. Chambon
Title: Managing Director

SPROUT ENTREPRENEURS’ FUND, L.P.
By: DLJ Capital Corporation
Its: General Partner

By:	/s/ Philippe O. Chambon
Name: Philippe O. Chambon
Its: Managing Director

SPROUT IX PLAN INVESTORS, L.P
By: DLJ LBO Plans Management Corporation
Its: General Partner

By:	/s/ Philippe O. Chambon
Name: Philippe O. Chambon
Title: Attorney in Fact

VENROCK ASSOCIATES,
by a General Partner
VENROCK ASSOCIATES III, L.P.,
by its General Partner, Venrock
Management III LLC
VENROCK ENTREPRENEURS FUND III, L.P.,
by its General Partner, VEF
Management III LLC

By:	/s/ Bryan E. Roberts
Name: Bryan E. Roberts
As a General Partner or Member

OXFORD BIOSCIENCE PARTNERS IV, L.P.
By: OBP Management IV L.P., its general partner

By:	/s/ Alan G. Walton
Name: Alan G. Walton
Title: General Partner

MRNA FUND II, L.P.
By: OBP Management IV L.P., its general partner

By:	/s/ Alan G. Walton
Name: Alan G. Walton
Title: General Partner